Exhibit 99.1

NEWS RELEASE – for immediate release

Alexza Pharmaceuticals Receives Day 80 Assessment Report

for ADASUVE (Staccato® Loxapine) MAA

Mountain View, California – February 13, 2012 – Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has received preliminary feedback, the Day 80 Assessment Report, from the European Medicines Agency (EMA) regarding its Marketing Authorization Application (MAA) for Adasuve™ (Staccato® loxapine). The ADASUVE MAA seeks approval for the rapid control of agitation in adult patients with schizophrenia or bipolar disorder.

The Day 80 Assessment Report for ADASUVE outlines major objections pertaining to the extrapolation of the Phase 3 study population to the intended patient population, pulmonary safety in patients with active airways disease and recommendations to address this issue via the risk management plan, other aspects of the risk management plan, and the need to obtain an EU GMP certificate for the Alexza manufacturing facility and commercial manufacturing process. The next official EMA communication Alexza expects to receive will be the Day 120 notification and report, where the CHMP finalizes the list of review questions, the overall conclusions of scientific data and a listing of outstanding issues.

The ADASUVE MAA was filed using the Centralized Procedure. The Day 80 assessment report provides initial questions drafted by the Rapporteur and Co-Rapporteur, and is prepared for distribution to the EMA’s Committee for Medicinal Products for Human Use (CHMP) members. The EMA provides this assessment report to the applicant for information only, as it contains preliminary conclusions and does not represent the position of the CHMP nor does it bind the CHMP in any way.

Alexza will be working with Grupo Ferrer, its partner for ADASUVE in the EU and other territories, to provide to the European authorities a comprehensive explanation of any of the remaining questions that the Day 120 assessment report may contain. Alexza completed a Pre-Approval Inspection of its GMP commercial manufacturing facility by the FDA in December 2011, and Alexza believes it is well prepared for the EMA inspection of its facility.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted in August 2011, completed an advisory committee meeting in December 2011, received a notice of extension of the Prescription Drug User Fee Act (PDUFA) goal date in January 2012, and has a new PDUFA goal date of May 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including any future purchases of Alexza stock by Ferrer, the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financings, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com